Exhibit 99.1

AMENDMENT NO. 2 TO

WRITTEN AGREEMENT BETWEEN

THE FEDERAL HOME LOAN BANK OF CHICAGO

AND

THE FEDERAL HOUSING FINANCE BOARD

WHEREAS, the Federal Home Loan Bank of Chicago (the "Bank") and the Federal Housing Finance Board (the "Finance Board") entered into a Written Agreement on June 30, 2004, which was amended by the agreement of the parties on October 18, 2005 (the "Written Agreement");

WHEREAS, the Written Agreement currently imposes a minimum capital requirement on the Bank, under which the Bank must maintain a ratio of capital stock plus retained earnings to total assets of 4.5 percent, as well as an aggregate amount of outstanding capital stock of $3,978,268,612; and

WHEREAS, the Bank and the Finance Board consider it to be advisable to amend the Written Agreement in certain respects,

NOW THEREFORE, pursuant to Article 11, Section 5, the Bank and the Finance Board, effective upon execution of this Amendment No. 2, hereby amend the Written Agreement as follows:

Article 4 is amended by revising Section 4., as previously added by Amendment No. 1, to read as follows:

4. The Finance Board accepted the Bank's Business and Capital Management Plan on February 10, 2005 ("Business Plan"), pursuant to which the Bank was required to maintain a ratio of the sum of the paid-in value of its capital stock plus retained earnings to total assets of 5.1 percent, and this ratio was later reduced in October 2005 so that the Bank is now required to maintain this ratio at 4.5 percent. Effective as of April 18, 2006, the Bank shall be subject to a revised minimum capital requirement under which it shall maintain both: (i) a ratio of the sum of the paid-in value of its capital stock plus retained earnings (regulatory capital) to total assets of at least 4.5 percent, and (ii) an aggregate amount of capital stock equal to at least $3,773,700,000. This revised minimum capital requirement shall supersede the capital requirement currently in effect pursuant to Article 4, Section 4. of the Written Agreement, as amended.

Nothing in this Amendment No. 2 to the Written Agreement between the Bank and the Finance Board shall alter, suspend, or otherwise amend any provisions of the Written Agreement, other than those expressly identified as being superseded this Amendment.

In Witness Whereof, the undersigned, as directed and authorized by the Board of Directors of the Federal Housing Finance Board, has hereunto set his hand on behalf of the Federal Housing Finance Board.

/s/ Stephen M. Cross Stephen M. Cross Director, Office of Supervision Federal Housing Finance Board	April 18, 2006 Date

In Witness Whereof, the undersigned, as the duly elected or appointed members of the Chicago Board, have hereunto set their hands on behalf of the Bank.
/s/ James K. Caldwell James K. Caldwell, Chairman	4-18-06 Date
/s/ Thomas M. Goldstein Thomas M. Goldstein	4-18-06 Date
/s/ Terry W. Grosenheider Terry W. Grosenheider	4-18-06 Date
/s/ Thomas L. Herlache Thomas L. Herlache	4-18-06 Date
/s/ P. David Kuhl P. David Kuhl	4-18-06 Date
/s/ Alex J. LaBelle Alex J. LaBelle	4-18-06 Date
/s/ Roger L. Lehmann Roger L. Lehmann	4-18-06 Date
/s/ Gerald J. Levy Gerald J. Levy	4-18-06 Date
/s/ Kathleen E. Marinangel Kathleen E. Marinangel	4-18-06 Date
/s/ Richard K. McCord Richard K. McCord	4-19-06 Date
/s/ James F. McKenna James F. McKenna	4-18-06 Date